Exhibit 99.1

PRIMUS TELECOMMUNICATIONS REPORTS

SECOND QUARTER 2006 FINANCIAL RESULTS

McLEAN, VA.—(BUSINESS WIRE)—August 1, 2006—PRIMUS Telecommunications Group, Incorporated (OTCBB: PRTL), an integrated communications services provider, today announced its results for the quarter ended June 30, 2006.

Improved Operating Results

•	Continued Growth in Broadband, Local, Wireless and VOIP Revenue—$33 Million, Up 8% Sequentially

•	SG&A Expense Continued to Decline—Down $4 Million, 5% Sequentially

•	$11 Million Adjusted EBITDA, After $4 Million Non-Cash PrePaid Business Restructuring Charge

•	$228 Million Loss From Operations (After $223 Million Non-Cash Asset Impairment and Loss on Sale or Disposal of Assets Charges)

Transactions Strengthen Balance Sheet

•	Enhanced Liquidity By Raising $31 Million of Net Cash Proceeds Through Issuance of Notes and Sale of Subsidiary

•	$96 Million Cash Balance at Quarter End

PRIMUS reported second quarter 2006 net revenue of $252 million, down from $270 million in the prior quarter and $291 million in the second quarter of 2005. The Company reported a net loss for the quarter of ($199) million, including ($223) million of non-cash asset impairment write-down and loss on sale or disposal of assets charges compared to a net loss of ($44) million in the second quarter 2005. As a result, the Company reported basic and diluted loss per common share of ($1.75) in the second quarter 2006, as compared to basic and diluted loss per common share of ($0.49) in the year-ago quarter.

“This quarter marked the achievement of two critical near-term goals for the Company: stabilization of our EBITDA performance and successfully addressing our liquidity needs,” said K. Paul Singh, Chairman and Chief Executive Officer of PRIMUS. “For three successive quarters we have generated Adjusted EBITDA in the $15 million range, exclusive of non-cash business restructuring items, and believe a stable base has now been established. Equally significant, financing transactions consummated during the last quarter – particularly the sale of our subsidiary in India and the issuance of new 5% Exchangeable Senior Notes due 2009 (the “5% Notes”) for cash – generated in excess of $31 million in net cash proceeds which enable us to fund fully our business plan for 2006 as well as to meet our debt maturities in February 2007. With adequate cash – we ended the quarter with $96 million – and a stable base for EBITDA generation from operations, we can set our sights on the next goal – generating adequate levels of Free Cash Flow, as calculated in the attached schedules, to meet our obligations.

“We currently estimate that, on a constant currency basis and assuming neutral working capital, PRIMUS needs to generate approximately $80 million in Adjusted EBITDA per year – an average increase of approximately $5 million per quarter from where we are today – to reach Free Cash Flow breakeven. In addition, scheduled principal amortization on debt obligations is approximately $2 million per quarter. The primary objective of our management team is to make sustainable progress over the next several quarters to close the approximate $7 million gap in quarterly Adjusted EBITDA,” Singh stated.

“We are actively pursuing initiatives to reach our Free Cash Flow breakeven target through a combination of interest expense reduction and improved EBITDA performance. A prime area of opportunity is cash interest expense, and our objective is to reduce cash interest expense by approximately $10 million annually. To reach this objective we will pursue a combination of continued debt restructuring opportunities, including utilization of the remaining capacity to issue $144 million of the 5% Notes pari passu with the existing 8% senior notes, and the reduction of debt through the application of cash proceeds from potential sale of assets and/or minority equity interests in our operating subsidiaries. Improved EBITDA performance is also expected to contribute to closing the gap to breakeven Free Cash Flow. While we have already materially reduced our selling, general and administrative (SG&A) costs to compensate for the decline in long distance voice and dial-up Internet revenue, the Company plans further reductions in SG&A expense. Management will also focus on generating more high-margin retail revenue and reducing cost of sales to expand margins,” Singh added.

“Our management team has successfully responded to many challenges over the years in a highly competitive and turbulent telecom sector. With the goal of Free Cash Flow breakeven in sight, I am confident that our team will intensify its efforts to produce a positive result for our employees and investors,” concluded Singh.

Recent accomplishments have resulted from execution on our previously announced four-pronged PRIMUS Action Plan:

•	Prioritize revenue growth in new services, while concentrating available resources for optimum effectiveness – Revenue from broadband, local, wireless and VOIP initiatives grew to $33 million in the quarter, up 8% from $31 million in the previous quarter. Retail VOIP services alone generated almost $10 million in revenue during the quarter, up 9% sequentially.

•	Enhance margins by increasing scale on the new initiatives, adding broadband infrastructure in high density locations and migrating customers onto the PRIMUS network – 181 DSLAMs are deployed and fully operational in Australia. PRIMUS now has over 144,000 DSL customers in Australia, up 6% sequentially. The pace of on-net migration in Australia may quicken if, as expected, current customer transfer fees (PIC charges) are materially reduced. 65 DSLAM nodes have now been completed in Canada with deployment of an additional 5 nodes targeted in the third quarter. As a result, the Company expects both sales and margins from Canadian local and DSL services to increase.

There are now over 54,000 services provisioned directly on the Company’s DSLAM facilities in Australia and Canada. Margins from these on-net customers are almost double those of off-net customers.

•	Continue to drive down expenses through aggressive cost reduction – SG&A expense declined an additional $4 million this quarter as compared to the prior quarter and has declined from $98 million in the second quarter 2005 to $72 million this quarter. In addition, increased efforts to reduce network costs have been successful and benefits are beginning to be realized in the current quarter.

•	Strengthen the balance sheet opportunistically through potential deleveraging and equity capital infusion on a prudent basis – During the second quarter, $32.2 million principal amount of 5% Notes were exchanged for $54.8 million principal amount of 3.75% convertible senior notes due 2010. In addition, $24.1 million principal amount of 5% Notes were issued for $18 million in cash, net of issuance costs, and the Company raised $13 million cash proceeds from the sale of its Indian subsidiary.

Second Quarter 2006 Financial Results

The Company sold its India based operations at the end of the second quarter 2006. From an accounting perspective, the sale is treated as a “discontinued operation” and, therefore, the operating results are excluded from the individual line item income statement results in the second quarter 2006, and all prior period results, and the income is shown as a separate line item on the income statement. Accordingly, all amounts related to continuing operations quoted for the second quarter 2006 and comparative periods exclude the operations of the India subsidiary. During both the first and second quarters of 2006, Primus India had net revenue and income from operations of $3 million and $1 million, respectively. Thus, the reported increase in Adjusted EBITDA for the second quarter 2006 does not reflect the results of the Company’s former operations in India.

Second quarter 2006 revenue was $252 million, down 6% sequentially from $270 million in the prior quarter and down 13% from $291 million in the second quarter 2005. “The $18 million sequential revenue decline was comprised of an expected $15 million reduction in low-margin prepaid services revenue resulting from the previously announced restructuring and associated shedding of unprofitable revenue as part of our shift to a wholesale model. Both prepaid services revenue and the corresponding SG&A expense declined as expected but we anticipate profitability to improve and be more stable going forward. The balance of the sequential revenue decline was comprised of a $5 million decrease in low-margin wholesale revenue, and a decline of $3 million in high-margin retail services, including legacy voice and dial-up Internet services. These decreases were partially offset by an increase of $5 million as a result of the weakening United States dollar,” said Thomas R. Kloster, Chief Financial Officer of PRIMUS. “We are pleased with the continued growth of our select initiatives such as broadband, VOIP, local and wireless services which generated $33 million of revenue in the second quarter 2006, up 8% from the prior quarter.”

Net revenue from data/Internet and VOIP services remained stable from the prior quarter at $75 million (29% of total net revenue for the quarter) and up 6% from the second quarter 2005. Geographic revenue mix changed slightly with 19% coming from the United States, 27% from

Canada, 22% from Europe and 32% from Asia-Pacific. The mix of net revenue was 80% retail (53% residential and 27% business) and 20% wholesale.

SG&A expenses for the second quarter 2006 continued to decline. SG&A expense was $72 million (28.7% of net revenue), down from $77 million (28.4% of net revenue) in the prior quarter and down from $98 million (33.7% of net revenue) in the second quarter 2005. The sequential decline in SG&A expenses was driven largely by a $3 million decrease in commission expense primarily related to the prepaid services revenue decline, a $1 million decline in salaries and benefits, and a $1 million decline in professional fees, partially offset by a $1 million increase in advertising expense.

Loss from operations was ($228) million in the second quarter 2006 (including a $208 million non-cash asset impairment write-down, a $15 million loss on sale or disposal of assets, and a $4 million non-cash expense related to the restructuring of the prepaid services business) versus a loss of ($5) million in the prior quarter and a loss of ($25) million in the second quarter of 2005. As required by current accounting literature, the Company performed an analysis of the expected future cash flow from its existing assets. Consistent with that analysis the Company recorded a $208 million non-cash asset impairment write-down during this quarter. This charge results in a lowering of the net book value of fixed and intangible assets, thereby reducing future levels of depreciation and amortization expense.

The Company is currently assessing whether its exchange of $32 million principal amount of its 5% Notes for $55 million principal amount of its 3.75% Convertible Senior Notes due 2010 is properly reflected on the attached June 30, 2006 balance sheet. Therefore, certain figures presented in this press release, including the $26 million gain on early extinguishment of debt, may, depending on the outcome of the assessment, differ from those presented in the Company’s Form 10-Q for the quarter ended June 30, 2006. Any potential revisions to the carrying value of the Company’s debt instruments, related gains or expenses recorded in the statement of operations would be non-cash items.

Adjusted EBITDA of $11 million, as calculated in the attached schedules, includes a $4 million non-cash prepaid services business restructuring charge. This compares with $14 million in the prior quarter and a loss of ($3) million in the second quarter 2005. The Adjusted EBITDA figures for the current and prior quarter exclude $1 million per quarter generated from our India operation which is now treated as a discontinued operation from an accounting perspective.

Interest expense for the second quarter 2006 was $14 million, flat from the prior and year-ago quarters.

Net loss for the quarter was ($199) million (including a $223 million asset impairment write-down and loss on sale or disposal of assets, $7 million of income from sale of discontinued operations, a $26 million gain on early extinguishment of debt, a $7 million net gain from foreign currency transactions and a $4 million non-cash expense related to restructuring the prepaid services business) compared to a net loss of ($16) million (including a $3 million gain on early extinguishment of debt and $2 million loss on foreign currency transactions) in the first quarter 2006 and a net loss of ($44) million (including a $2 million loss on early extinguishment of debt and a $3 million net loss from foreign currency transactions) in the second quarter 2005.

Adjusted Net Loss, as calculated in the attached schedules, for the second quarter 2006 was a loss of ($17) million, as compared to a loss of ($16) million in the prior quarter and of ($39) million for the year-ago quarter.

Adjusted Diluted Loss Per Common Share, as calculated in the attached schedules, was a loss of ($0.15) for the second quarter 2006, compared to Adjusted Diluted Loss Per Common Share of ($0.15) for the first quarter 2006 and Adjusted Diluted Loss Per Common Share of ($0.43) in the year-ago quarter.

Liquidity and Capital Resources

PRIMUS ended the second quarter 2006 with an increased cash balance of $96 million, including $8 million of restricted funds, as compared to $68 million, including $9 million of restricted funds, as of March 31, 2006. During the quarter, $6 million in cash was generated from operating activities, $7 million was used for capital expenditures, $18 million was generated in net proceeds from the issuance of the 5% Notes, $13 million was generated from the sale of the Company’s Indian subsidiary and $2 million was used for scheduled principal reductions on debt obligations.

Free Cash Flow for the second quarter 2006, as calculated in the attached schedules, was a negative $1 million as compared to break-even in the prior quarter and a negative $18 million in the second quarter of 2005. The second and fourth quarters are typically lighter interest payment quarters based on the timing of our debt interest payments.

PRIMUS’s long-term debt obligations as of June 30, 2006, exclusive of recorded discount, were $643 million, up from $642 million from March 31, 2006. During the second quarter 2006, the Company exchanged $32.2 million principal amount of new 5% Notes for $54.8 million principal amount of 3.75% convertible senior notes and issued $24.1 million principal amount of 5% Notes for cash proceeds.

The Company and/or its subsidiaries will evaluate and determine on a continuing basis, depending upon market conditions and the outcome of events and uncertainties described within any “forward-looking statement” descriptions in this release and its SEC filings, the most efficient use of the Company’s capital and resources, including investment in the Company’s network, systems, and new product initiatives, purchasing, refinancing, exchanging, tendering for or retiring certain of the Company’s outstanding debt securities in privately negotiated transactions, open market transactions or by other direct or indirect means or purchasing it’s equity in the open market to the extent permitted by existing covenants.

* * *

The management of PRIMUS Telecommunications Group, Incorporated will conduct a conference call and Web cast for analysts and investors to discuss second quarter 2006 results on August 1, 2006, at 5:00 PM Eastern. Participants should dial 866-225-2976 (domestic) or 703-639-1127 (international) for telephone access or go to www.primustel.com for Web cast access about ten minutes prior to the scheduled start-time. Replay information will be available following the conclusion of the live broadcasts on the Company’s Web site.

* * *

PRIMUS Telecommunications Group, Incorporated (OTCBB: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 350 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 16 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

* * *

Statements in this press release concerning revenue levels (including the amount, timing and effects of contribution from new initiatives, prepaid services strategies, and the potential decline in low-margin revenue), VOIP, broadband and wireline growth prospects, rates of decline in core long distance voice and dial-up ISP businesses, strategies, investment requirements, margins, future Adjusted EBITDA and free cash flow and cash sufficiency levels, financing/delevering plans, the timing, extent and effectiveness of cost reduction programs, debt restructuring programs and potential sale of assets and/or minority equity interests in operating subsidiaries, future results (including the ability to improve performance of the United States and European operations), the pace and cost of customer migration onto the Company’s networks, the telecommunications market environment, the effectiveness and profitability of new initiatives and prepaid service offerings, selling, general and administrative expense, capital expenditures (including the DSL network deployment in Australia and Canada and levels expected in 2006), working capital, changes in competitive circumstances (including pricing actions and regulatory rulings) and growth constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation: changes in business conditions; failure to realize future growth, including future growth related to new product and service initiatives and prepaid service strategies; competitive market strategies including product bundling by competitors; new product initiatives; fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations; adverse interest rate developments; faster than expected declines in core long distance voice and dial-up ISP businesses; fluctuations in prevailing trade credit terms or revenues due to the adverse impact of, among other things, further telecommunications carrier bankruptcies or adverse bankruptcy related developments affecting our large carrier customers; the possible inability to raise additional capital when needed, or at all; changes in the telecommunications or Internet industry; adverse tax rulings from applicable taxing authorities; our failure to reestablish or increase prepaid service revenue on a profitable basis; broadband, Internet, VOIP, local, wireless and telecommunications competition; changes in financial, capital market and economic conditions; changes in service offerings or business strategies; difficulty in attracting and retaining customers; difficulty in providing VOIP services or new local, wireless or broadband services; adverse regulatory rulings or changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate and uncertainty regarding the nature and degree of regulation relating to certain services such as VOIP; restrictions on our ability to follow certain strategies or complete certain transactions as a result of our capital structure or debt covenants; the delisting of the Company’s common stock from trading on NASDAQ’s Capital Market; adverse impact arising out of or as a consequence of the Company’s external auditor’s opinion including a matter of emphasis paragraph for a going concern; risks associated with our limited DSL, Internet, VOIP, local, wireless and Web hosting experience and expertise; risks and costs associated with migrating customers, including reliance on the cooperation of incumbent carriers; entry into developing markets; the possible inability to hire and/or retain qualified sales, technical and other personnel, and to manage growth; risks associated with international operations; dependence on effective information systems; dependence on third parties to enable us to expand and manage our global network and operations and to provide local, wireless and broadband services as well as to migrate customers; dependence on the implementation and performance of our global asynchronous transfer mode + Internet protocol communications network; and the outbreak or escalation of hostilities or terrorist acts and adverse geopolitical developments. As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult the discussion of risks and uncertainties under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-

Liquidity and Capital Resources-Short and Long-Term Liquidity Considerations and Risks”; and “–Special Note Regarding Forward-Looking Statements” contained in our annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of these measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our website at www.primustel.com. Additionally, information regarding the purpose and use for these non-GAAP financial measures is set forth with this press release in our Current Report on Form 8-K filed with the SEC on August 1, 2006, and available on our website.

For more information:

John DePodesta

Executive Vice President

Primus Telecommunications Group, Incorporated

703 748-8050

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
NET REVENUE	$252,323	$290,638	$521,855	$601,625

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation shown below)	168,593	195,340	347,657	396,111
Selling, general and administrative	72,395	98,069	148,971	203,078
Depreciation and amortization	16,525	21,466	34,123	44,135
Loss on sale or disposal of assets	15,201	578	16,213	578
Asset impairment write-down	207,542	—	207,542	—

Total operating expenses	480,256	315,453	754,506	643,902

LOSS FROM OPERATIONS	(227,933)	(24,815)	(232,651)	(42,277)

INTEREST EXPENSE	(13,827)	(13,580)	(27,505)	(26,021)
ACCRETION ON DEBT DISCOUNT	(1,350)	—	(1,742)	—
CHANGE IN FAIR VALUE OF DERIVATIVES EMBEDDED WITHIN CONVERTIBLE DEBT	2,850	—	5,373	—
GAIN ON EARLY EXTINGUISHMENT OF DEBT	25,993	(1,705)	28,606	(1,705)
INTEREST AND OTHER INCOME	1,997	1,037	2,565	1,332
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	6,636	(3,251)	4,624	(6,353)

LOSS BEFORE INCOME TAXES	(205,634)	(42,314)	(220,730)	(75,024)
INCOME TAX EXPENSE	(1,229)	(2,456)	(2,478)	(4,905)

LOSS FROM CONTINUING OPERATIONS	(206,863)	(44,770)	(223,208)	(79,929)

INCOME FROM DISCONTINUED INDIA OPERATIONS, net of tax	492	581	1,139	1,113
INCOME FROM SALE OF DISCONTINUED INDIA OPERATIONS	7,415	—	7,415	—

NET LOSS	$(198,956)	$(44,189)	$(214,654)	$(78,816)

BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE:
Loss from continuing operations	$(1.82)	$(0.50)	$(2.01)	$(0.89)
Income from discontinued India operations	—	0.01	—	0.02
Income from sale of discontinued India operations	0.07	—	0.07	—

Net loss	$(1.75)	$(0.49)	$(1.94)	$(0.87)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	113,809	90,311	110,862	90,186

Diluted	113,809	90,311	110,862	90,186

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEET

(in thousands)

(unaudited)

June 30, 2006
Cash and cash equivalents	$87,398
Accounts receivable, net	119,832
Other current assets	24,975

TOTAL CURRENT ASSETS	232,205

Restricted cash	8,324
Property and equipment, net	105,166
Intangible assets, net	38,414
Other assets	31,621

TOTAL ASSETS	$415,730

Accounts payable	$78,857
Accrued interconnection costs	49,232
Accrued expenses and other current liabilities	69,119
Accrued income taxes	18,328
Accrued interest	12,729
Current portion of long-term obligations	38,439

TOTAL CURRENT LIABILITIES	266,704

Non-current portion of long-term obligations	590,767
Other liabilities	1,377

TOTAL LIABILITIES	858,848

Stockholders’ deficit	(443,118)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$415,730

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005
NET LOSS	$(198,956)	$(15,698)	$(44,189)
Share-based compensation expense	122	113	—
Depreciation and amortization	16,525	17,598	21,466
Loss on sale or disposal of assets	15,201	1,012	578
Asset impairment write-down	207,542	—	—
Interest expense	13,827	13,678	13,580
Accretion on debt discount	1,350	392	—
Income tax expense	1,229	1,249	2,456
(Gain) loss on early extinguishment of debt	(25,993)	(2,613)	1,705
Foreign currency transaction (gain) loss	(6,636)	2,012	3,251
Change in fair value of derivatives embedded within convertible debt	(2,850)	(2,523)	—
Interest and other income	(1,997)	(568)	(1,037)
Income from discontinued India operations, net of tax	(492)	(647)	(581)
Income from sale of discontinued India operations, net of tax	(7,415)	—	—

ADJUSTED EBITDA	$11,457	$14,005	$(2,771)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF DILUTED LOSS PER COMMON SHARE TO

ADJUSTED DILUTED LOSS PER COMMON SHARE

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005
NET LOSS	$(198,956)	$(15,698)	$(44,189)
Add:
Loss on sale or disposal of assets	15,201	1,012	578
Asset impairment write-down	207,542	—	—
(Gain) loss on early extinguishment of debt	(25,993)	(2,613)	1,705
Foreign currency transaction (gain) loss	(6,636)	2,012	3,251
Income from discontinued India operations, net of tax	(492)	(647)	(581)
Income from sale of discontinued India operations, net of tax	(7,415)	—	—

ADJUSTED NET LOSS	$(16,749)	$(15,934)	$(39,236)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	113,809	107,882	90,311

ADJUSTED BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.15)	$(0.15)	$(0.43)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$5,823	$9,026	$(2,261)
Net cash used in purchase of property and equipment	(6,731)	(9,389)	(15,963)

FREE CASH FLOW	$(908)	$(363)	$(18,224)